Exhibit 24 – Consents of experts and counsel

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Electronic Systems Technology, Inc.
Kennewick, Washington

We hereby consent to the use of our opinion, dated February 8, 2002 on the financial statements of ELECTRONIC SYSTEMS TECHNOLOGY, INC., for the years ended December 31, 2001 and 2000 in the Form 10-KSB.

MOE O’SHAUGHNESSY & ASSOCIATES, P.S.

Spokane, Washington
February 20, 2002